Exhibit 10.1
Employment Agreement
          THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of January 13, 2006 (“Effective Date”), by and between THORATEC CORPORATION, a California corporation (the “Company”), and Gerhard F. Burbach (“Employee”).
          THE PARTIES AGREE AS FOLLOWS:
     1. Position and Duties.
          1.1 Title. From January 17, 2006 (the “Hire Date”) until the termination of this Agreement, as provided herein, Employee shall serve as the President and Chief Executive Officer of the Company, subject to policies of the Company and the terms and conditions of this Agreement. If there is any conflict between this Agreement and any written Company policy, this Agreement shall control. During the period that Employee serves as President and Chief Executive Officer, the Company shall take all reasonable and lawful action necessary and appropriate to cause Employee to be nominated for and elected to the Board of Directors of the Company (the “Board”).
          1.2 Duties. Except as provided in Section 4.1, Employee agrees that he shall perform, to the best of his ability, the employment duties assigned to him by the Company, and shall devote his full time and attention, with undivided loyalty, to the business and affairs of the Company while employed pursuant to this Agreement. Employee shall report to the Board.
     2. Compensation.
          2.1 Base Salary. Effective as of the Hire Date, Employee shall receive for his services under this Agreement an annual base salary of three hundred and seventy-five thousand ($375,000) dollars. The base salary may be increased annually at the sole discretion of the Board.
          2.2 Annual Target Bonus. Employee will be eligible for an annual incentive bonus equal to a target amount of seventy-five percent (75%) of Employee’s base salary. Such annual incentive bonus shall be subject to the achievement of certain individual and corporate objectives, as shall be set by the Board, or a designated committee thereof, in consultation with Employee, as well as to the terms and conditions of the Company’s incentive compensation plan applicable to executive officers. The Board, or a designated committee thereof, shall meet on an annual basis to determine, in consultation with Employee, the goals and formula for bonus payment for each year of employment under this Agreement.
          2.3 Stock Options. Effective as of the Hire Date, Employee shall be granted stock options to purchase 375,000 shares of the common stock of the Company. The options shall be incentive stock options to the maximum extent permissible under applicable tax laws, and the balance of the options will be non-qualified stock options. The exercise price of the options shall equal the closing price of the Company’s common stock on the Hire Date, as determined by the Board, or a designated committee thereof. Twenty-five percent (25% ) of the option shares shall vest and become exercisable after the first twelve (12) months of continuous service by Employee after the Hire Date, and the remaining option shares shall vest and become exercisable in equal annual installments over the next three (3) years of continuous service by Employee. Notwithstanding the terms of any agreements related to the grant of such options to the contrary, upon the occurrence of a Change of Control, as defined below, Employee shall vest in all remaining unvested option shares. The grant of each such option shall be subject to the other terms and conditions set forth in the Company’s 1997 Stock Option Plan and in the Company’s standard form of stock option agreement. The Employee shall be eligible for periodic grants of stock options, as may be approved by the Board, or a designated committee thereof, in its sole discretion. Such stock options must be exercised within the time period specified in the applicable stock option agreement and the applicable Company stock option plan.
          2.4 Restricted Share Grant. Within an administratively reasonable period of time after the Board, or a designated committee thereof, completes the vesting provisions by establishing the applicable performance criteria, Employee shall be granted 50,000 shares of restricted common stock of the Company (“Restricted Stock”). The restrictions shall lapse upon the fifth anniversary of the Hire Date; provided, however, that restrictions shall lapse as to thirty-three and one-third percent (33 1/3%) of the Restricted Stock upon each of the third and fourth anniversaries of the Hire Date if Employee achieves certain individual and corporate objectives for such anniversaries, as shall be agreed upon by Employee and the Board, or a designated committee thereof, prior to the grant date. Notwithstanding the terms of any agreements related to the grant of the Restricted Stock to the contrary, upon the occurrence of a Change of Control, (a) the restrictions on the Restricted Stock shall, upon such occurrence, immediately lapse as to fifty percent (50%) of the number of shares of Restricted Stock that at such date are still restricted and (b) upon the earlier of (i) the one (1) year anniversary of the effective date of such Change of Control, or (ii) such date after the date of such Change of Control when Employee voluntarily terminates his employment for Good Reason or his employment is involuntary terminated without Cause by the Company, the restrictions on the Restricted Stock shall immediately lapse as to the remainder, if any, of the shares of Restricted Stock that are then still otherwise restricted.
     3. Benefits.
          3.1 Benefits Generally. Employee shall be eligible to participate in such of the Company’s benefit plans as are generally available to senior officers of the Company, including, without limitation, medical, dental, life and disability insurance plans. Employee shall be entitled to paid vacation of four (4) weeks per annum in accordance with the standard policies and procedures of the Company.
     4. Outside Employment.
          4.1 Other Affiliations. Employee shall not perform consultation or other services for any other company, corporation, or other commercial enterprise (other than for subsidiaries or affiliates of the Company), during the term of Employee’s employment under this Agreement, unless Employee has received written approval to do so from the Board; provided, however, that it is hereby agreed and acknowledged that Employee may continue to serve as a director of Digirad Corporation. Employee shall at all times be subject to the obligations of Employee

Confidential Information and Inventions Agreement to be executed by Employee pursuant to Section 5 of this Agreement, including when performing services for others permitted under this Section 4.1.
          4.2 Conflict of Interest. Employee warrants that (a) Employee is not obligated under any other employment, consulting, or other agreement which would affect the Company’s rights or Employee’s duties under this Agreement, and (b) this Agreement is not in conflict with Employee’s commitments to any party.
     5. Confidentiality. On or prior to the Hire Date, Employee shall execute and deliver to the Company the Employee Confidential Information and Inventions Agreement in the form attached hereto as Exhibit A.
     6. Separation Benefits.
          6.1 Employment At Will. Employee understands and agrees that employment with the Company is “at will”, which means that either Employee or the Company may terminate the employment relationship at any time with or without cause. The Company may terminate Employee’s employment for Cause (as defined below) immediately or other than for Cause upon fifteen (15) days’ written notice to Employee. Employee may terminate his employment for any reason upon thirty (30) days’ written notice to the Company of such termination. If this Agreement is terminated by the Company for Cause or by Employee (except for Good Reason after a Change of Control, each such term as defined below), Employee shall not be entitled to any benefits under this Section 6 or to any other separation benefits or severance benefits of any kind.
          6.2 Termination of Employee Without Cause. If Employee’s employment is involuntarily terminated by the Company without Cause, Employee shall be paid a severance pay benefit equal to two (2) times Employee’s then-current annual base salary. Such amount shall be payable in compliance with Section 6.9, in a cash lump sum as soon as practicable (as provided by law) after he executes and delivers an effective release of claims, in a form acceptable to the Company and at the time specified by the Company, and remains in compliance with all applicable restrictive covenants, including those set forth in this Agreement.
          6.3 Termination of Employee After a Change of Control. Notwithstanding Section 6.2, if Employee would otherwise have been entitled to benefits pursuant to Section 6.2 but his involuntary termination of employment by the Company occurs on or within eighteen (18) months after a Change of Control, or if Employee terminates his employment with the Company for Good Reason during such period, Employee shall be paid in lieu of the severance pay benefit described in Section 6.2 a Change of Control severance pay benefit equal to two and one-half (2.5) times Employee’s then-current annual base salary plus two and one-half (2.5) times the greatest of (a) the target bonus for the year preceding the year in which Employee’s termination occurs, (b) the actual bonus for such prior year, or (c) the target bonus for the year in which the termination of employment occurs. Such amounts shall be payable in compliance with Section 6.9, in a cash lump sum after Employee’s termination of employment and after he executes and delivers an effective release of claims, in a form acceptable to the Company and at the time specified by the Company, and remains in compliance with all provisions of this Agreement.
          6.4 COBRA Benefit. If Employee is entitled to receive benefits pursuant to Section 6.2 or 6.3, and if Employee elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as provided by the Company’s group health plan, then the Company shall pay in one lump sum payment at the time of any other payments pursuant to Section 6.2 or 6.3, an amount equal to the monthly amount paid by the Company immediately before termination of employment for Employee’s health coverage multiplied by twelve (12).
          6.5 Definitions. For purposes hereof, the following terms have the following meanings:
               (a) “Cause” shall mean (A) Employee ‘ s material misappropriation of property of the Company (including its subsidiaries) that is intended to result in a personal financial benefit to himself or to members of his family; (B) Employee’s conviction of, or plea of guilty or no contest to, a felony, which the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (C) Employee ‘ s act of gross negligence or willful misconduct (including but not limited to any willfully dishonest or fraudulent act or omission) taken in connection with the performance or intentional nonperformance of any of his duties and responsibilities as an employee or continued neglect of his duties to the Company (including its subsidiaries); or (D) Employee ‘ s continued willful or grossly negligent failure to comply with the lawful directions of the Board; provided, however, that the Board will deliver to Employee a written demand for performance that describes the basis for its belief that Employee has not substantially performed his duties and Employee fails to cure such act or omission to the Board’s reasonable satisfaction, if such act or omission is reasonably capable of being cured, no later than ten (10) business days following delivery of such written demand.
               (b) “Change of Control” shall mean the occurrence of any of the following events: (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (B) the consummation of a sale of substantially all of the Company’s assets; or (C) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining out-standing or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (D) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (x) are directors of the Company as of January 1, 2006 or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (A), (B), or (C) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.
               (c) “Good Reason” shall mean any material reduction in the duties or salary or bonus opportunity of Employee or a requirement that Employee work at a facility more than 25 miles from the Company’s headquarters in Pleasanton, California.
          6.6 Gross-Up for Excise Tax. In the event that any payment hereunder to or for the benefit of Employee (determined without regard to any additional payment required under this paragraph) (a “Payment”) is subject to the excise tax (the “Excise Tax”) imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then Employee shall be paid an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes, including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Employee shall retain the full amount of the Payment without being reduced by the Excise Tax imposed upon the Payment. For avoidance of doubt, Employee and Company agree that this Section 6.6 shall not be interpreted to compensate Employee for any other tax to which the Payment may be subject, including but not limited to income and employment taxes.
          6.7 Benefits Subject to Execution of Waiver of Claims. Employee shall not be entitled to receive any amount or benefit pursuant to this Section 6 unless Employee executes and delivers an effective release of claims, in a form acceptable to the Company and at the time specified by the Company, and remains in compliance with all provisions of this Agreement.
          6.8 Exclusivity of Agreement. The benefits provided hereunder are in lieu of any other severance-type benefits provided by the Company under any other plan, agreement, arrangement or policy, notwithstanding the terms of any such other plan, agreement, arrangement or policy.
          6.9 Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, if the Company determines that any payment or benefit to be provided to Employee by the Company pursuant to this Section 6 is or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“409A Taxes”) if provided at the time otherwise required under this Agreement, then:
          Notwithstanding anything to the contrary in this Agreement,
               (a) such payments shall be delayed until the date that is six months after the date of Employee’s “separation from service” (as such term is defined under Section 409A) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of 409A Taxes; and
               (b) with respect to the provision of such benefit, for a period of six (6) months following the date of Employee’s “separation from service” (as such term is defined under Section 409A) with the Company, or such shorter period, that, as determined by the

Company, is sufficient to avoid the imposition of 409A Taxes, Employee shall be responsible for the full cost of providing such benefits.
     7. Non-disparagement. Except as required by law or legal process, Employee agrees that during and subsequent to the term of this Agreement, he will not disparage any aspect of the Company or its successors or assigns, including but not limited to its officers, management, employees and products.
     8. Nonsolicitation. Employee agrees that for a period of one (1) year after the termination of this Agreement, Employee will not, except with the advance written approval of the Company, for any reason whatsoever, directly or indirectly, individually or on behalf of persons not now parties to this Agreement, or as a partner, founder, stockholder, director, officer, principal, agent, employee or in any other capacity or relationship, for Employee ‘ s own account or for the benefit of any other company, person or entity, encourage, induce, attempt to induce, solicit or attempt to solicit anyone who is employed at that time, or was employed during the previous six (6) months, by the Company or any affiliate to leave his or her employment with the Company or any of its affiliates, or to accept employment with or perform services for any other company, person or entity.
     9. Injunctive Relief. Employee acknowledges that damages will not be an adequate remedy in the event of a breach of any of Employee’s obligations under Sections 4, 5, 7 or 8 of this Agreement. Employee therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any such breach of this Agreement. Employee hereby submits to the jurisdiction and venue of the courts of the State of California and the Federal Courts of the United States of America located within the County of Alameda for purposes of any such action. Employee further agrees that service upon him in any such action or proceeding may be made by first class mail, certified or registered, to his address as last appearing on the records of the Company.
     10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate or successor of the Company) or by Employee without the prior written consent of the other party. Any attempted assignment in contravention of this Section 10 shall be void.
     11. Notice. Any notice or communication under this Agreement shall be in writing and shall be given by personal delivery, facsimile or United States mail, certified or registered with return receipt requested, postage prepaid, and shall be deemed to have been duly given three (3) business days after the mailing if mailed, or upon receipt if delivered personally, or the first business day after transmission if sent by facsimile, to the other party at the following addresses, or such other address as one party may from time to time give the other in writing:

If to the Company:	Thoratec Corporation
Attention: General Counsel
6035 Stoneridge Drive
Pleasanton, CA 94588
Tel: (925) 847-8600, Fax: (925) 847-8574

If to Employee:	Gerhard F. Burbach
c/o Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Tel: (925) 847-8600, Fax: (925) 847-8574
     12. Termination of the Agreement; Survival of Certain Agreements. This Agreement shall terminate upon the termination of Employee’s service with the Company for any reason and the payment of any amounts owed under Section 6 hereof; provided, however, that the covenants and agreements contained in Sections 5 and 7 through 22 of this Agreement shall be continuous and survive the termination of this Agreement and shall remain in full force and effect regardless of the cause of such termination.
     13. Captions. The captions to Sections of this Agreement have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement.
     14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     15. Governing Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with, and shall be governed by, the procedural and substantive laws of the State of California, without reference to principles of conflicts of law. Employee hereby submits to the jurisdiction and venue of the courts of the State of California and the Federal Courts of the United States of America located within the County of Alameda for purposes of any such action. Employee further agrees that service upon him in any such action or proceeding may be made by first class mail, certified or registered, to his address as last appearing on the records of the Company.
     16. Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.
     17. Withholding. The Company may withhold from any amounts payable to Employee hereunder all federal, state, local, and other withholdings and similar taxes and payments required by applicable law or regulation.
     18. Reasonableness of Restrictions. Employee acknowledges that compliance with this Agreement, including but not limited to Sections 4, 5, 7, 8, and 9 is reasonable and necessary to protect the Company’s legitimate business interests, including but not limited to the Company’s goodwill and maintaining the confidentiality of the Company’s confidential information.
     19. Extension of Covenants . In the event that Employee violates any covenant contained in Section 8 of this Agreement, Employee agrees that the term of each such covenant so violated shall be automatically extended for a period equal to the period during which Employee is in violation of such covenants.
     20. Enforceability. The Company and Employee expressly agree that the character, duration and scope of the covenants in this agreement, including but not limited to Sections 4, 5, 7, 8, and 9, are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. The Company has attempted to limit Employee’s rights only to the extent necessary to protect the Company’s goodwill, proprietary and/or confidential information, and other business interests. The Company and Employee recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that a court having jurisdiction over the enforcement of this Agreement shall exercise its power and authority to reform Employee ‘ s covenants under Sections 4, 5, 7 and 8 above to the extent necessary to cause the limitations contained therein as to time and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the Company’s goodwill, confidential information and other business interests.
     21. Attorney’s Fees. In the event of any action in law or in equity for the purposes of enforcing any of the provisions of this Agreement, including arbitration, the prevailing party as determined by the trier of fact shall be entitled to recover its reasonable attorney fees, plus court costs and expenses, from the other party, to the extent permitted by applicable law.
     22. Entire Agreement and Modifications. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with regard to its subject matter, and supersedes and replaces in its entirety any other agreements or understandings, whether written or oral, between the Company and Employee. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by Employee and a duly authorized officer of the Company. Notwithstanding the foregoing, the Company may in its sole discretion, amend the Agreement at any time as may be necessary to avoid the imposition of the additional tax under Section 409(A)(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Agreement as in existence immediately prior to any such amendment.
     23. Advice of Counsel. Employee acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as Employee deems appropriate in connection with this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date set forth in the first paragraph above.

THORATEC CORPORATION

By:	/s/ J. Donald Hill

J. Donald Hill
Chairman of the Board

AGREED:

/s/ Gerhard F. Burbach

Gerhard F. Burbach

Exhibit A
EMPLOYEE CONFIDENTIAL INFORMATION AND
INVENTIONS AGREEMENT
     In partial consideration and as a condition of my employment or continued employment with Thoratec Corporation, a California corporation (which together with any parent, subsidiary, affiliate, or successor is hereinafter referred to as the “Company” or “Thoratec”), and effective as of the date that my employment with the Company first commenced, I hereby agree as follows:
     1. NONCOMPETITION
          During my employment with the Company, I will perform for the Company such duties as it may designate from time to time and will devote my full time and best efforts to the business of the Company and will not, without the prior written approval of (i) an officer of the Company if I am not an executive officer of the Company or (ii) the Board of Directors of the Company if I am an executive officer of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business which is a current or potential supplier, customer, or competitor of the Company.
     2. THORATEC’S BUSINESS
The general line of business of the Company includes but is not limited to:
(a)	development, manufacture and sale of (1) medical equipment, devices, apparatus and instrumentation; (2) specialty polymer and chemicals and configured polymer parts; and (3) high performance textiles and textile products;

(b)	all equipment and items related to the above; and

(c)	all matters which are recorded in the Company’s records and notebooks.
     3. CONFIDENTIALITY OBLIGATION
I will hold all Thoratec Confidential Information in confidence and will not disclose, use, copy, publish, summarize, or remove from Thoratec’s premises any Confidential Information, except (a) as necessary to carry out my assigned responsibilities as a Thoratec employee, and (b) after termination of my employment, only as specifically authorized in writing by an officer of Thoratec. “Confidential Information” is all information related to any aspect of Thoratec’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Confidential Information includes computer programs, computer source code, inventions, discoveries, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, secret procedures, works of authorship, developmental or experimental work, processes, techniques, methods, improvements, know-how, data, financial information and forecasts, product plans, marketing/ sales plans and strategies, and customer lists.

     4. INFORMATION OF OTHERS
          I will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which Thoratec does business to the same extent as if it were Thoratec Confidential Information. I will not, during my employment with the Company or otherwise, use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and I will not bring onto the Company’s premises any unpublished document or any other property belonging to any former employer without the written consent of that former employer.
     5. THORATEC PROPERTY
          All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies, relating to Thoratec’s business that I possess or create as a result of my employment with Thoratec, whether or not confidential, are the sole and exclusive property of Thoratec. In the event of the termination of my employment, I will promptly deliver all such materials to Thoratec and will sign and deliver to the Company the “Termination Certificate” attached hereto as Exhibit A.
     6. OWNERSHIP OF INVENTIONS
          All computer programs, computer source code, inventions, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, developments, processes, techniques, improvements, and related know-how which result from work performed by me, alone or with others, on behalf of Thoratec or from access to Thoratec Confidential Information or property, whether or not patentable or copyrightable, (collectively “Inventions”) shall be the property of Thoratec, and, to the extent permitted by law, shall be “works made for hire.” I hereby assign and agree to assign to Thoratec or its designee, without further consideration, my entire right, title, and interest in and to all Inventions, other than those described in Paragraph 7 of this Agreement, including all rights to obtain, register, perfect, and enforce patents, copyrights, and other intellectual property protection for Inventions. I will disclose promptly and in writing to the individual designated by Thoratec or to my immediate supervisor all Inventions which I have made or reduced to practice. During my employment and for four years after, I will assist Thoratec (at its expense) to obtain and enforce patents, copyrights, and other forms of intellectual property protection on Inventions.
     7. EXCLUDED INVENTIONS
          Attached as Schedule 1 to this Agreement is a list of all inventions, improvements, and original works of authorship, which I desire to exclude from this Agreement, each of which has been made or reduced to practice by me prior to my employment by Thoratec. If no list is attached to this Agreement, there are no inventions to be excluded at the time of my signing of this Agreement. I understand that this Agreement requires disclosure, but not assignment, of any invention that qualifies under Section 2870 of the California Labor Code, which reads:
“Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(a) relate at the time of conception or reduction to practice of the invention to the employer’s business or actual or demonstrably anticipated research or development of the employer; or
(b) result from any work performed by the employee for the employer.”
     8. PRIOR CONTRACTS
          I represent that there are no other contracts to assign inventions that are now in existence between any other person or entity and me. I further represent that I have no other employments, consultancies, or undertakings which would restrict or impair my performance of this Agreement.
     9. NON-SOLICITATION
          During the term of my employment by the Company, and for twelve (12) months thereafter, I shall not, directly or indirectly, without the prior written consent of the Company: (i) solicit or induce any employee of the Company to leave the employ of the Company; (ii) hire for any purpose any employee of the Company or any former employee who has left the employment of the Company within six months of the date of termination of such employee’s employment with the Company.
     10. AGREEMENTS WITH THE UNITED STATES GOVERNMENT AND OTHER THIRD PARTIES
          I acknowledge that the Company from time to time may have agreements with other persons or with the United States Government or agencies thereof which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations or restrictions and to take all action necessary to discharge the obligations of the Company thereunder.
     11. NO EMPLOYMENT AGREEMENT
          I agree that unless specifically provided in another writing signed by me and an officer of the Company, my employment by the Company is not for a definite period of time. Rather, my employment relationship with the Company is one of employment at will and my continued employment is not obligatory by either myself or the Company.

     12. MISCELLANEOUS
          12.1 Governing Law
This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.
          12.2 Enforcement
If any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement, shall be deemed valid, and enforceable to the full extent possible.
          12.3 Injunctive Relief; Consent to Jurisdiction
I acknowledge and agree that damages will not be an adequate remedy in the event of a breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain, without posting bond, specific performance and preliminary and permanent injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. I hereby submit myself to the jurisdiction and venue of the courts of the State of California for purposes of any such action. I further agree that service upon me in any such action or proceeding may be made by first class mail, certified or registered, to my address as last appearing on the records of the Company.
          12.4 Arbitration
I further agree that the Company, at its option, may elect to submit any dispute or controversy arising out of this Agreement for final settlement by arbitration conducted in Alameda County or San Francisco County in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators shall be specifically enforceable and may be entered in any court having jurisdiction thereof.
          12.5 Attorneys’ Fees
If any party seeks to enforce its rights under this Agreement, by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses of the prevailing party.
          12.6 Binding Effect; Waiver
This Agreement shall be binding upon and shall inure to the benefit of the successors, executors, administrators, heirs, representatives, and assigns of the parties. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.
          12.7 Headings
The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

          12.8 Entire Agreement; Modifications
          This Employee Confidential Information and Inventions Agreement contains the entire agreement between the Company and the undersigned employee concerning the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements, whether oral or written, respecting that subject matter. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.
IN WITNESS WHEREOF, I have executed this document as of the                     day of                                        , 200___.

Employee

RECEIPT ACKNOWLEDGED:

THORATEC CORPORATION

By:

SCHEDULE 1
(Excluded Inventions, Improvements, and
Original Works of Authorship)

Identifying Number
Title	Date	Or Brief Description

EXHIBIT A
Thoratec Corporation
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including reproductions of any of the aforementioned items, belonging to Thoratec Corporation, its subsidiaries, affiliates, successors, or assigns (together, the “Company”).
I further certify that I have complied with all the terms of the Company’s Confidential Information and Inventions Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with the Confidential Information and Inventions Agreement, I will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in the Company’s Confidential Information and Inventions Agreement) of the Company or of any of its customers, vendors, consultants, and other parties with which it does business.

Date:

Employee’s Signature

Type/Print Employee’s Name
California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.
(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
Added Stats 1979 ch 1001 § 1; Amended Stats 1986 ch 346 § 1.